Exhibit 5.1

2001 Ross Avenue Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503	AUSTIN Brussels DALLAS DUBAI HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH san francisco WASHINGTON
BakerBotts.com

February 10, 2022

DZS Inc.

5700 Tennyson Parkway, Suite 400

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as counsel to DZS Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance and sale of up to an aggregate amount of $150,000,000 of common stock of the Company (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Primary Shares”), and (ii) the offer and sale, from time to time, of up to 10,093,015 shares of Common Stock by the selling stockholder named in the Registration Statement (the “Secondary Shares” and, together with the Primary Shares, the “Securities”).

As the basis for the opinion hereinafter expressed, we examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Restated Certificate of Incorporation of the Company, dated as of February 16, 2005, as amended to date, the Amended and Restated Bylaws of the Company, effective as of March 8, 2021, the Delaware General Corporation Law, corporate records and documents related to the Company, certificates of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the original copies of such documents.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued (with respect to the Primary Shares) and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) the certificates, if any, for the Common Stock will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, or, if uncertificated, valid book-entry notations will have been made in the stock register of the Company in accordance with the provisions of the governing documents of the Company; and (vi) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

DZS Inc.	- 2-	February 10, 2022

Based upon and subject to the foregoing, we are of the opinion that:

1.

With respect to the Primary Shares, when (a) the Company has taken all necessary action to approve the issuance of such Common Stock, the terms of the offering thereof and related matters, and (b) such Common Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration therefor provided for therein, such Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

2.	With respect to the Secondary Shares, when sold in accordance with the Registration Statement, the Secondary Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the federal laws of the United States of America and the Delaware General Corporation Law, each as in effect on the date hereof.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.